UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2013

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

P.O. Box HM 2267, Windsor Place, 3rd Floor

18 Queen Street, Hamilton HM JX Bermuda

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 31, 2013, a wholly-owned subsidiary of Enstar Group Limited (the “Company”) completed the previously announced acquisition of all of the shares of Household Life Insurance Company of Delaware (“HLIC DE”) and HSBC Insurance Company of Delaware (“HSBC DE”) from Household Insurance Group Holding Company, a subsidiary of HSBC Holdings plc. HLIC DE and HSBC DE are both Delaware-domiciled insurers in run-off. HLIC DE owns three other insurers domiciled in Michigan, New York and Arizona, respectively, all of which are in run-off. The acquired companies have written various U.S. and Canadian life insurance, including credit insurance, term life insurance, assumed life reinsurance, corporate owned life insurance and annuities.

As previously disclosed, the base purchase price of $181.0 million was adjusted under the terms of the stock purchase agreement based upon changes to the capital and surplus of the acquired entities arising from the operation of the business prior to closing. The amount paid at closing was approximately $155.7 million and was financed in part by a drawing of $55.7 million under the Company’s revolving credit facility.

Item 8.01	Other Events.

On April 1, 2013, the Company issued a press release announcing that the acquisition had been completed. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The required financial statements will be filed by amendment no later than June 14, 2013.

(b)	Pro Forma Combined Financial Information.

The required pro forma combined financial information will be filed by amendment no later than June 14, 2013.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release, dated April 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: April 1, 2013	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated April 1, 2013.